Exhibit 99.1

News Release

Brooke Corporation and First American Capital Corporation Complete Stock Transaction

OVERLAND PARK, Kan. and TOPEKA, Kan., Feb. 1, 2007 - Brooke Corporation (Nasdaq:BXXX), and First American Capital Corporation announced the completion yesterday of Brooke's acquisition of a controlling interest in First American through Brooke's exercise of a warrant to purchase 1,643,460 shares of First American common stock for $447,818 in cash. The warrant exercise increases Brooke's ownership of the Topeka company's stock to approximately 55 percent on a fully diluted basis.

First American's Board of Directors late yesterday reduced its membership to six directors and Robert D. Orr, founder, chairman of the board and chief executive officer of Brooke, Michael Hess, a former president of Brooke and currently the president and chief executive officer of First Life Brokerage, Inc., a First American subsidiary, Keith E. Bouchey, senior executive vice president and chief financial officer of First Community Bancshares, Inc., Overland Park, Kansas, and First Community Bank, Lee's Summit, Missouri, and Richard E. Gill, owner of Jim Gill Agency, Inc. in Cherryvale Kansas, were elected to the Board to fill the vacancies created by the resignations of Harland E. Priddle, Edward C. Carter, Kenneth L. Frahm, Thomas M. Fogt, John G. Montgomery and Gary E. Yager. Paul E. Burke, Jr. and John F. Van Engelen, former president and chief executive officer of First American, will continue service on its Board. Van Engelen will serve as president and chief executive officer of First Life America Corporation, the life insurance subsidiary of First American. Robert Orr was elected chairman of the board, president and chief executive officer of First American, Michael Hess was elected its vice president, and John Van Engelen was elected on an interim basis to serve as its chief financial officer.

Orr stated, "I think that First American Capital Corporation's shareholders will see positive results from Brooke Corporation's investment in their company and the changes in First American's business plans that have been promoted by Brooke."

The changes promoted by Brooke include the expansion of the activities of First Life Brokerage to include loan brokerage under the leadership of Hess. Orr noted, "Mike Hess has been an important part of Brooke Corporation for many years. With Mike, First American is getting a proven rainmaker and an experienced executive."

The changes promoted by Brooke Corporation also include the sale of life insurance policies by First Life America through Brooke's network of franchised independent agents. Orr stated, "Brooke Corporation's investment in First American is representative of our strategy to invest in companies that sell their services through independent agents, including Brooke franchisees."

Brooke Corporation also recently invested in a federal savings bank that will now sell banking services through Brooke's network of franchised independent agents. Orr stated, "The sale of life insurance products appears to be a good fit with the sale of banking services, particularly certificates of deposit. As such, I think that First American may well benefit from Brooke Corporation's acquisition of Brooke Savings Bank."

Brooke acquired 3,742,943 shares of First American's common stock, approximately 46.8%, and the warrant in a transaction that closed on December 8, 2006. Brooke paid a total of $3,000,000 in cash for the stock acquired in December and January. The definitive agreement between the parties also requires Brooke to pay up to $6 million in additional consideration to First American should First Life Brokerage Inc. not meet a three-year, $6 million pretax profit goal in accordance with a schedule set forth in the agreement.

The warrant held by Brooke became exercisable after First American's Articles of Incorporation were amended by its shareholders yesterday to increase its authorized shares of common stock to 25 million shares and its authorized shares of preferred stock to 1,550,000 shares. The amendment also reduced the common stock's par value per share from $0.10 to $0.01. Shareholders also approved a 3-for-1 reverse stock split by which each three shares of outstanding common stock will be reverse split into one share of common stock. The reverse split is expected to occur during the second quarter of 2007.

About our company . . . Brooke Corporation is listed on the Nasdaq Global Market under the symbol "BXXX". Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 700 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country's No. 37 top franchise opportunity by Entrepreneur magazine (2007). For more information, visit www.brookeagent.com.

About First American Capital Corporation... First American Capital Corporation is a Topeka, Kansas based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest and First Life Brokerage, Inc., which brokers life, health, disability and annuity products underwritten by insurance companies other than First Life America, as well as loans primarily for general insurance agencies specializing in hard-to-place insurance sales and funeral homes.

Contact... Anita Larson, Brooke Corporation, larsa@brookecorp.com or 913-661-0123.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that plans relating to the relationship between Brooke Corporation and First American Capital Corporation and the transaction will be successfully implemented, uncertainties associated with the use of proceeds from this transaction or any profits generated from business operations, the uncertainty as to the effect of the transaction on the companies' financial results, the uncertainty that Brooke Corporation or First American Capital Corporation will achieve short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of Brooke Corporation or First American Capital Corporation, the impact of competitive products and pricing, the dependence by the parties to the transaction on third-party suppliers and their pricing, the ability of the parties to the transaction to meet product demand, the availability of capital and funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation and/ or First American Capital Corporation with the Securities and Exchange Commission. More complete descriptions of the businesses of Brooke Corporation and First American Capital Corporation are provided in their most recent annual, quarterly and current reports, which are available from the companies without charge or at www.sec.gov.